SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 16, 2005

Date of Report (Date of earliest event reported)

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Consol Plaza

1800 Washington Road

Pittsburgh, Pennsylvania 15241

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:

(412) 831-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In connection with the cessation of the employment of Stephen E. Williams as Vice President and General Counsel, CONSOL Energy and Mr. Williams entered into a agreement, dated March 16, 2005, pursuant to which, among other things, CONSOL Energy will pay Mr. Williams the amount of $428,000, consisting of an amount equal to nine months of pay, Mr. Williams’ 2004 short term incentive compensation, and an amount equal to an estimated CONSOL Energy unvested match in its 401(k) plan. The agreement also provides that Mr. Williams’ stock options and restricted stock units will continue to be governed by the applicable agreements. In addition, with respect to stock options, the underlying option agreements were amended and restated to provide that Mr. Williams’s unvested stock options will continue to vest on the respective anniversaries of the grant dates, as provided in the original vesting schedules, and that Mr. Williams may exercise vested stock options until the originally specified expiration dates. With respect to restricted stock awards, the awards were amended and restated to provide that unvested restricted stock awards will continue to vest on April 27 of each year following the cessation of Mr. Williams’s employment, in accordance with the respective vesting schedules of the restricted stock awards, and that vested shares will be delivered to Mr. Williams immediately upon vesting. CONSOL Energy also will reimburse Mr. Williams in an amount not to exceed $6,500 for legal fees incurred by Mr. Williams in connection with the letter agreement. The letter agreement also provides that the Change-in-Control and Severance Agreement, dated as of July 21, 2003, by and between Mr. Williams and CONSOL Energy is terminated. A copy of Mr. Williams’s agreement is included as Exhibit 10.59 to this Form 8-K.

Item 1.02. Termination of a Material Definitive Agreement

As discussed above in Item 1.01, on March 16, 2005, CONSOL Energy entered into a letter agreement with Stephen E. Williams, that terminated the Change-in-Control and Severance Agreement between CONSOL Energy and Mr. Williams, dated as of July 21, 2003. The disclosure contained in “Item 1.01 — Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.02.

The terminated Change-in-Control and Severance Agreement with Mr. Williams had provided that if Mr. Williams is terminated (1) after, or in connection with, a change in control, as defined, for any reason other than cause, death or disability or if, within the two year period after a change in control, he is constructively terminated (which includes (a) an adverse change in his position, (b) a reduction in annual base salary or target bonus or a material reduction in employee benefits, (c) a material change in circumstances as determined by Mr. Williams, (d) the liquidation, dissolution, merger, consolidation or reorganization of CONSOL Energy or transfer of substantially all of CONSOL Energy’s business or assets or (e) the relocation of Mr. William’s principal work location to a location that increases his normal commute by more than 50 miles or that requires travel increases by an unreasonable amount or (2) other than for cause, death or disability, not more than three months prior to the date on which a change in control occurs or, at the request of a third party who initiates a change in control, Mr. Williams would receive: (a) a lump sum cash payment equal to (A) a multiple of two (2) times Mr. Williams’s base pay, plus (B) a multiple of two (2) times Mr. Williams’s incentive pay; (b) a pro-rated payment of his incentive pay for the year in which Mr. Williams’s termination of employment occurs; (c) the continuation of medical and dental coverage for 24 months (or a lump sum payment in lieu of continuation); (d) a lump sum cash payment equal to the total amount that Mr. Williams would

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have received under CONSOL Energy’s 401(k) plan as a company match if Mr. Williams was eligible to participate in CONSOL Energy’s 401(k) plan for 24 months after his termination date and he contributed the maximum amount to the plan for the match; (e) a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under CONSOL Energy’s qualified defined benefit plan and (if eligible) its pension restoration plan and the present value of the accrued pension benefits to which Mr. Williams would have been entitled under the pension plans if he had continued participation in those plans for 24 months after his termination date; (f) a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and (g) any amounts earned, accrued or owing but not yet paid as of Mr. Williams’s termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of CONSOL Energy. In addition upon a change in control, all equity will become fully vested and/or exercisable on the date the change in control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 10.59	Agreement, dated March 16, 2005, between CONSOL Energy Inc. and Stephen E. Williams.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ William J. Lyons
William J. Lyons
Chief Financial Officer

Dated: March 18, 2005

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Exhibit Index

Exhibit No.	Description
Exhibit 10.59	Agreement, dated March 16, 2005, between CONSOL Energy Inc. and Stephen E. Williams.

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